EXHIBIT 5(a)
                von Briesen, Purtell & Roper, s.c.
                                             Attorneys at Law


411 Building Office
411 East Wisconsin Avenue - Suite 700
Milwaukee, Wisconsin 53202-4470

Telephone 414-276-1122
Facsimile 414-276-6281

Water Street Office
735 North Water Street - Suite 1000
Milwaukee, Wisconsin 53202-4184

Telephone 414-273-7000
Facsimile 414-273-7897


January 20, 1999

The Board of Directors
Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI  53403

Gentlemen:

This firm is counsel for Modine Manufacturing Company (the "Company"), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated January 20, 1999, relating to the registration of 25,000 shares of the Company's common stock, $0.625 par value per share (the "Shares"), to be offered and sold pursuant to the Modine Non-Qualified Deferred Compensation Plan.

As counsel, we are familiar with the action taken by the Company in connection with the authorization of the Shares. We have examined such records and other documents as we have deemed necessary for the opinion hereinafter expressed.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares described in the Registration Statement will be, when sold, legally issued by the Company, fully paid and non-assessable, except to the extent provided in
Section 180.0622(2)(b), of the Wisconsin Statutes, which provides, in part, that shareholders of a Wisconsin corporation are personally liable to an amount equal to the par value of shares owned by them for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

von BRIESEN, PURTELL & ROPER, s.c.

VON BRIESEN, PURTELL & ROPER, S.C.
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